EXHIBIT 99.1
Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
Press Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE ANNOUNCES CLOSING OF €400 MILLION
PRIVATE OFFERING OF SENIOR SECURED NOTES

DALLAS, TEXAS – September 13, 2017 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced the closing of its previously announced private offering (the "Notes Offering") of €400 million in aggregate principal amount of senior secured notes due 2025 (the "Notes") at an interest rate of 3.75% per annum.  The Notes were issued by the Company's wholly-owned subsidiary Kronos International, Inc., and guaranteed on a senior secured basis by the Company and its domestic wholly-owned subsidiaries.  The Company used a portion of the net proceeds from the Notes Offering to prepay in full the outstanding balance of its existing term loan indebtedness ($338.6 million principal amount outstanding), and repaid all indebtedness outstanding under its North American revolving credit facility.  The balance of the net proceeds from the Notes Offering is available for the Company's general corporate purposes.

The Notes were sold to qualified institutional buyers in the United States in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act").  Neither the Notes nor the related guarantees have been registered under the Securities Act or any state securities laws, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release is for informational purposes and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

* * * * *